Exhibit 5.2

May 9, 2018

W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044

Ladies and Gentlemen:

You have asked me, as General Counsel of W. R. Grace & Co., a Delaware corporation (“Company”), to render my opinion regarding certain matters in connection with Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (“Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 covering 6,000,000 shares (“Shares”) of the Common Stock, par value $0.01 per share, of the Company originally issuable pursuant to the Company’s 2014 Stock Incentive Plan (the “2014 Plan”). As set forth in the Explanatory Note to such Post-Effective Amendment, a total of 1,138,851 Shares available for future awards under the 2014 Plan that will no longer be available under the 2014 Plan will become issuable under the Company’s 2018 Stock Incentive Plan (the “2018 Plan”), and additional Shares subject to outstanding awards under the 2014 Plan that are terminated, canceled, forfeited, or expire, or under which the Shares otherwise will cease to be issued under the 2014 Plan, will also become available for issuance under the 2018 Plan. The Company estimates that 65,643 additional Shares will become available under that provision.

I have examined the Certificate of Incorporation and By-laws of the Company, as amended to date, the records of its corporate proceedings, the 2014 Plan and the 2018 Plan, the Registration Statement and Post-Effective Amendment No. 1 to the Registration Statement, and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

Based on the foregoing, I am of the opinion that the Shares that will no longer be issuable under the 2014 Plan, when issued in accordance with the terms of the 2018 Plan, will be validly issued and outstanding, fully paid and nonassessable Shares of the Company’s Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MARK A. SHELNITZ
Mark A. Shelnitz